Exhibit 99.3
Noranda Declares Quarterly Dividend on Common Stock
Franklin, Tennessee – July 25, 2012– Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.04 per share to be paid on August 29, 2012 to shareholders of record as of August 6, 2012. The Board anticipates declaring this dividend in future quarters on a regular basis; however, changes in the Company's financial condition and cash needs could result in dividends being declared in different amounts, or not at all.

About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Contact Information
Robert Mahoney
Chief Financial Officer
(615) 771-5752
robert.mahoney@noralinc.com